Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Award to Kenneth L. Campbell of our reports dated March 5, 2010, with respect to the consolidated financial statements of Standard Pacific Corp., and the effectiveness of internal control over financial reporting of Standard Pacific Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Irvine, California

August 6, 2010